CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of SunAmerica Series Trust of our reports dated February 24, 2026 relating to the financial statements and financial highlights of Guardian Large Cap Disciplined Growth VIP Fund, Guardian Core Fixed Income VIP Fund, Guardian U.S. Government/Credit VIP Fund, Guardian Small-Mid Cap Core VIP Fund, Guardian Select Mid Cap Core VIP Fund, Guardian Mid Cap Relative Value VIP Fund and Guardian Mid Cap Traditional Growth VIP Fund, each a series of Guardian Variable Products Trust, which appear in the respective Annual Financial Statements and Other Information of such funds on Form N-CSR for the year ended December 31, 2025. We also consent to the reference to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 29, 2026